Exhibit 99.1

     Service Corporation International Reports Third Quarter 2003 Results

    HOUSTON, Nov. 5 /PRNewswire-FirstCall/ -- Service Corporation
International (NYSE: SRV), the world's largest funeral and cemetery company, today announced results for the third quarter of 2003.

     Highlights of Quarterly Results

     (In millions, except per share amounts)

                                Three Months Ended    Nine Months Ended
                                   September 30,        September 30,
                                ------------------  --------------------
                                  2003    2002 (A)    2003      2002 (A)
                                --------  --------  --------  ----------

    Total Revenues                $571.1   $560.6   $1,737.4   $1,745.3
    Total Gross Profits            $68.6    $75.4     $275.6     $285.8
    Net (Loss) / Income            $(5.6)    $4.1      $51.1    $(227.7)
    Diluted (Loss) /
     Earnings Per Share            $(.02)    $.01       $.17      $(.77)
    Cash Flows from
     Operating Activities          $59.9    $93.8     $303.6     $252.2
    Capital Expenditures           $32.6    $22.1      $80.2      $62.1
    Cash and Cash Equivalents                         $163.9     $200.6 (B)
    Total Debt                                      $1,717.1   $1,984.8 (B)

     (A) The Company has reclassified certain prior year amounts throughout this press release to conform to the current period financial presentation with no effect on previously reported results of operations, financial condition or cash flows.
     (B) Prior period amounts as of December 31, 2002.

     -- Due to litigation related expenses recognized during the quarter, the Company reported a net loss of $5.6 million or $.02 per diluted share. During the quarter, the Company recognized general and administrative expenses of $52.8 million of which $32.0 million ($20.3 million after tax or $.07 per diluted share) was associated with various outstanding litigation related matters. Had the Company not incurred these litigation related expenses, earnings for the three months ended September 30, 2003, would have been $14.7 million or $.05 per diluted share. The Company has substantial face amount of insurance coverage, which it believes is applicable to these litigation related matters, although there are various unresolved coverage issues relative to such insurance. For that reason, the Company has not accrued an estimated receivable for insurance recoveries. Such receivables are recorded when they are likely to be paid and can be reasonably estimated.

     -- Due to payments of $21.1 million, net of insurance recoveries, made during the third quarter of 2003 to resolve certain litigation matters and a $35.4 million unusual tax refund received in the third quarter of 2002, cash flows from operating activities decreased $33.9 million quarter over quarter. Had the Company not incurred these net litigation payments or received the 2002 unusual tax refund, cash flows from operating activities in the third quarter of 2003 would have been $81.0 million compared to $58.4 million in 2002, representing an increase of $22.6 million or 38.7%. See the Company's calculation of free cash flow described later in this press release.

     -- Revenues increased $10.5 million or 1.9% in the third quarter of 2003 compared to the third quarter of 2002 led by a significant increase in the French funeral operations. Excluding favorable currency effects, France's funeral revenues increased more than $15 million as a result of the increase in deaths related to the heat wave in France. These results from France and favorable currency effects more than offset the expected reduction in cemetery revenues in North America due to fewer cemetery development projects completed and less cemetery merchandise delivered. North America funeral revenues remained relatively flat during the quarter.

     -- Gross profits for the third quarter of 2003 declined $6.8 million or 9.0% due to lower funeral volumes and expected lower levels of cemetery revenues in North America.

     -- The Company has continued to improve its financial condition in 2003. Since the beginning of the year, the Company has reduced its total debt, less cash and cash equivalents, by $231.0 million or 12.9%.

    "SCI is striving to deliver dependable financial performance that creates value for our shareholders," said Robert L. Waltrip, Chairman and Chief Executive Officer. "In that regard, I am pleased with our ability to consistently generate significant cash flow. At the same time, we have ample opportunities to improve profitability in our core businesses, which we believe can be achieved through a focus on operating efficiencies, employee development and customer service. I am particularly excited about the unique opportunities that we have to grow revenues and profits through improved merchandising and marketing strategies and to leverage the power of our national brand, Dignity Memorial(R)."

    Detailed Comparable Operating Results
    The following table and segment analysis summarizes the comparable results for the third quarter and first nine months of 2003 and 2002. Comparable financial information excludes operations that have been acquired or constructed after January 1, 2002 and operations that have been divested or joint ventured prior to September 30, 2003. Comparable financial results are meant to be reflective of the "same store" results of operations.


    (Dollars in millions,
     except funeral services
     performed and average
     revenue per funeral service)

                     Three Months Ended              Nine Months Ended
                        September 30,                   September 30,
               ---------------------------   --------------------------
                 2003           2002           2003            2002
               --------       --------       ---------       ----------
    North
     America
     Funeral
     Revenues   $269.4         $271.1          $846.4          $857.0
    International
     Funeral
     Revenues   $151.8         $117.9          $434.8          $348.2
               --------       --------       ---------       ---------
      Funeral
       Revenues $421.2         $389.0        $1,281.2        $1,205.2

    North
     America
     Funeral
     Gross
     Profits     $37.1  13.8%   $43.4   16.0%  $157.2   18.6%  $178.1   20.8%
    International
     Funeral
     Gross
     Profits     $17.0  11.2%   $12.3   10.4%   $53.4   12.3%   $41.3   11.9%
               --------       --------       ---------       ---------
      Funeral
       Gross
       Profits   $54.1  12.8%   $55.7   14.3%  $210.6   16.4%  $219.4   18.2%

    North America
     Funeral
     Services
     Performed  62,104         62,868         196,457         201,939
    France
     Funeral
     Services
     Performed  35,910         30,302         104,118         100,031
    North America
     Average
     Revenue
     Per
     Funeral
     Service    $4,169         $4,078          $4,141          $4,045
    France
     Average
     Revenue
     Per
     Funeral
     Service,
     excluding
     currency
     effect     $2,502         $2,399          $2,449          $2,340

    North America
     Cemetery
     Revenues   $137.8         $156.1          $420.7          $457.7
    International
     Cemetery
     Revenues    $10.1           $5.2           $25.8           $20.6
               --------       --------       ---------       ---------
      Cemetery
       Revenues $147.9         $161.3          $446.5          $478.3

    North America
     Cemetery
     Gross
     Profits     $12.2   8.9%   $19.8   12.7%   $62.1   14.8%   $57.6   12.6%
    International
     Cemetery
     Gross
     Profits      $2.9  28.7%    $(.3)  (5.8)%   $6.5   25.2%    $3.0   14.6%
               --------       --------       ---------       ---------
      Cemetery
       Gross
       Profits   $15.1  10.2%   $19.5   12.1%   $68.6   15.4%   $60.6   12.7%


     Comparable Funeral Segment Analysis - Third Quarter 2003

     -- North America funeral revenues remained relatively flat quarter over quarter. An increase of 2.2% in the average revenue per funeral service helped to offset a 1.2% decline in funeral services performed and lower levels of general agency revenues associated with sales of prearranged funeral contracts. The Dignity Memorial(R) packaged funeral and cremation plan sales initiative continued to be successful in driving growth in the average revenue per funeral service. Dignity Memorial(R) burial and cremation packaged plans generate significant incremental revenue per funeral service compared to non-Dignity sales. On a burial funeral, Dignity Memorial(R) packaged sales generate on average approximately $2,700 more than non-Dignity sales. On a cremation service, Dignity Memorial(R) packaged sales generate approximately $1,700 more than non-Dignity sales. The 2.2% increase in average revenue was achieved despite an increase in cremation services during the quarter, which typically has a lower average revenue. Of the total funeral services performed in North America during the quarter, 39.2% were cremation services compared to 38.2% in the prior year quarter.

     -- The North America funeral gross margin percentage was 13.8% versus
        16.0% in the prior year quarter. The gross margin decline was primarily a result of fewer than expected funeral services performed on a predominantly fixed cost structure, and increases in personnel costs (primarily pension and health insurance costs).

     -- In North America, the percentage of funeral services performed that were previously prearranged was approximately 32% in both periods. The average revenue associated with the performance of these funeral services was flat in the third quarter of 2003 compared to 2002 and increased 1.2% year to date.

     -- Revenues and gross profits from funeral operations in France were $148.4 million and $16.1 million in the third quarter of 2003 compared to $114.4 million and $11.1 million in 2002. Included in 2002 results is $4.6 million of depreciation expense that was not included in 2003 as a result of the Company actively pursuing a joint venture with respect to these funeral operations. Included in 2003 results are positive effects of foreign currency translation of $18.8 million in revenues and $2.0 million in gross profits compared to 2002. Excluding the favorable currency effect, France's funeral revenues increased by $15.2 million or 13.3%. The Company's French operations responded with professionalism to the increase in deaths that occurred during the quarter as a result of the well-publicized heat wave. Being the largest provider of funeral services in France, the Company was extensively involved during this difficult time providing assistance through additional resources, facilities, vehicles and equipment. Although revenues increased substantially during this period, the gross profit comparison was negatively impacted by changes in legal reserves, regulatory issues and predominantly due to the significant additional costs incurred by the Company working with the public authorities to deal with this large-scale crisis.


     Comparable Cemetery Segment Analysis - Third Quarter 2003

     -- The trend in North America cemetery revenues during the quarter was consistent with expectations for 2003. North America cemetery revenues decreased $18.3 million or 11.7% compared to the prior year quarter. The decline in revenues during the quarter is primarily attributable to fewer cemetery property development projects completed in the third quarter of 2003 compared to the third quarter of 2002. During 2002, the Company completed construction on an unusually high amount of cemetery development projects, particularly in the third quarter. Revenues and profits from development projects are deferred until construction is complete and until 10% has been collected from the customer. In addition, cemetery merchandise deliveries were down during the quarter primarily as a result of a decline in the numbers of deaths. Revenues and profits associated with the sale of merchandise are not recognized until the merchandise is delivered and installed.

     -- The North America cemetery gross margin percentage was 8.9% compared to 12.7% in the prior year quarter. The gross margin decline was impacted by lower levels of revenues associated with cemetery property development projects and was partially offset by a reduction in selling costs. The cemetery gross margin was also impacted by increases in personnel costs (primarily pension and health insurance costs) and maintenance expenses to bring certain cemeteries in line with Company standards.

     -- Revenues and gross profits from cemetery operations in South America were $10.1 million and $2.9 million in the third quarter of 2003 compared to $5.2 million and a loss of $(0.3) in 2002. Included in 2003 results are positive effects of foreign currency translation of $0.8 million in revenues and $0.1 million in gross profits compared to 2002. Excluding the favorable currency effect, South America's cemetery revenues grew by $4.1 million or 78.8% and the gross margin percentage improved to 30.1% versus (5.8)% in the prior year quarter. These increased results are due to improved economic conditions in South America. In addition, revenues and gross profits in the third quarter of 2002 were negatively impacted by a $1.5 million increase in the allowance for doubtful accounts.

    Other Income and Expenses
    The Company recognized a net expense of $1.4 million during the third quarter of 2003 in gains and impairment (losses) on dispositions, net. As dispositions occur in the normal course of business, gains or losses on the sales of such businesses are recognized in this income statement line item. Additionally, as dispositions occur related to the Company's ongoing asset sale programs, adjustments are made through this income statement line item to reflect the difference between actual proceeds received from the sale compared to the original estimates. The $190.2 million loss reported in the first nine months of 2002 primarily related to an impairment charge for several funeral and cemetery operations held for sale in North America.
    Other operating expenses recognized in the three and nine month period ending September 30, 2002 related to market value adjustments of certain options associated with the Company's 6.3% notes due 2003, and severance costs of former employees. These options were subsequently terminated in the fourth quarter of 2002 when an additional charge of $22.0 million was recognized. Additionally, Other operating expenses recognized in the first nine months of 2002 also included expenses associated with the termination of certain consulting and non-compete contractual obligations.
    Reducing overhead remains a key focus for the Company. In North America, there are three components of overhead costs: general and administrative expenses, home office overhead and field overhead. Home office and field overhead costs are allocated to funeral and cemetery operations in North America while general and administrative expenses are disclosed in a separate line item on the Consolidated Statement of Operations. Home office and field overhead costs totaled $37.8 million in the third quarter of 2003 compared to $40.9 million in the same period of 2002 representing a decrease of $3.1 million or 7.6%. Reductions in preneed sales overhead costs helped to offset initial start up costs associated with various outsourcing programs. These outsourcing programs are expected to meaningfully reduce overhead costs beginning in 2004.
    In the third quarter of 2003, general and administrative expenses were $52.8 million compared to $22.5 million in 2002. The increase was due to the recognition of $32.0 million of expense during the third quarter for outstanding litigation related matters. Excluding these litigation related expenses, general and administrative expenses declined $1.7 million or 7.6%. In the nine months ended September 30, 2003, general and administrative expenses were $110.5 million compared to $57.8 million in 2002. Included in the first nine months of 2003 were $47.0 million of expenses associated with outstanding litigation related matters and increased system amortization costs of $4.6 million associated with the decision to implement new information systems. Excluding these litigation related expenses in 2003 and additional system amortization costs in both periods, general and administrative expenses were $49.7 million in 2003 compared to $48.6 million in 2002.
    The Company recognized $11.2 million of other income during the third quarter of 2003 compared to $17.1 million in the prior year quarter. This variance was primarily related to a decline in gains on early extinguishments of debt of $7.4 million.
    The average total debt balance declined $359.8 million from the third quarter of 2002 to the third quarter of 2003. As a result, interest expense decreased $3.2 million or 8.4% in the third quarter of 2003 compared to the prior year quarter.
    In the nine months ended September 30, 2002, the Company recognized an after tax charge of $135.6 million as a result of the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). This standard required goodwill to no longer be amortized, but instead tested for impairment annually.

    Free Cash Flow
    The Company defines free cash flow as cash flows from operating activities (adjusted for certain unusual items) less maintenance capital expenditures (which are expenditures for capital improvements deemed reasonably necessary to maintain its facilities in a condition consistent with Company standards). Management believes that free cash flow provides useful information to investors regarding its financial condition and liquidity as well as its ability to generate cash for purposes such as reducing debt, expanding its business through strategic investments and repurchasing stock or paying dividends (subject to restrictions in its debt agreements). In the Company's definition, free cash flow is not reduced by capital expenditures intended to grow revenues and profits such as the acquisition of funeral service locations or cemeteries in large or strategic North America markets, construction of high-end cemetery property inventory or the construction of funeral home facilities on Company-owned cemeteries. Growth-oriented capital spending was $6.4 million and $4.2 million during the three months ended September 30, 2003 and 2002, respectively, and $18.1 million and $16.1 million during the nine months ended September 30, 2003 and 2002, respectively.
    While management believes free cash flow, as defined, is helpful in managing its business and provides useful information to investors, certain events may arise, financial or otherwise, which could require the use of free cash flow so that it would not be available for the purposes described above, or as more fully described in our Form 10-Q. Furthermore, free cash flow should be reviewed in addition to, but not as a substitute for, the data provided in the Consolidated Statement of Cash Flows attached to this press release.
    The following table provides a reconciliation between Cash flows from operations and free cash flow, as defined.


                                  Three Months Ended     Nine Months Ended
    (In millions)                    September 30,          September 30,
                                  -------------------   --------------------
                                    2003      2002        2003       2002
                                  ---------  --------   --------  ----------

    Cash Flows from Operations      $59.9     $93.8     $303.6     $252.2
    Less: Unusual Tax Refunds         ---    $(35.4)    $(94.5)    $(57.1)
    Add: Settlement of Significant
     Legal Matters, Net of
     Insurance Recoveries           $21.1       ---      $25.1        ---
                                  ---------  --------   --------  ----------
    Adjusted Cash Flows from
     Operations                     $81.0     $58.4     $234.2     $195.1

    Less: Maintenance Capital
     Expenditures                  $(26.2)   $(17.9)    $(62.1)    $(46.0)
                                  ---------  --------   --------  ----------
    Free Cash Flow                  $54.8     $40.5     $172.1     $149.1
                                  =========  ========   ========  ==========

    Free cash flow increased $14.3 million or 35.3% during the third quarter of 2003 compared to 2002. The increase in free cash flow during the quarter was primarily a result of working capital improvements associated with the strategic changes made to the Company's preneed sales structure and processes and reductions in cash interest paid. These improvements in cash flows helped to offset higher levels of maintenance capital spending.

    Commenting on the Company's third quarter 2003 results, SCI President and Chief Operating Officer, Tom Ryan, said:
    "Excluding the litigation related expenses and payments made during the third quarter, free cash flow of approximately $55 million and diluted earnings per share of $.05 were in line with our expectations. I am pleased that we were able to deliver these results in a period in which we faced revenue and margin pressure in both our funeral and cemetery segments in North America. Furthermore, our core operations can perform better, and we expect these improvements to be driven in the future by key initiatives that we are focused on today."

    Accounting Changes
    In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (FIN No. 46), "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51."
FIN No. 46 was originally required to be implemented in the third quarter of 2003; however, the FASB subsequently allowed companies to defer the implementation date to December 31, 2003. The Company has decided to implement the Interpretation as of December 31, 2003 in order to give the Company sufficient time to compile the financial information necessary to complete the implementation. Upon implementation of FIN No. 46, the Company may be required to consolidate as of December 31, 2003, its prearranged funeral, cemetery merchandise and services and endowment care trust funds, as well as certain cemeteries managed, but not owned, by the Company. The Company expects to recognize a pretax charge of $20 to $30 million representing the cumulative effect of an accounting change as of December 31, 2003, primarily as a result of consolidating these cemeteries not owned by the Company.

    Conference Call
    The Company will host a conference call on Wednesday, November 5, 2003, at 11:30 a.m. Central time. A question and answer session will follow a brief presentation made by the Company. The conference call dial-in number is
(913) 981-5558. The conference call will also be broadcast live via the Internet and can be accessed through the Company's website at http://www.sci-corp.com . After the completion of the live conference call, a replay of the conference call will be available through November 19, 2003 and can be accessed at (719) 457-0820 with the confirmation code of 529176. Additionally, a replay of the conference call and this earnings release will be available on the Company's website on the Home page at http://www.sci-corp.com .

    Cautionary Statement on Forward-Looking Statements
    The statements in this document that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "may," "anticipate," "forecast," "predict" and words of similar meaning that convey the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however, many important factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results of the Company to differ materially from those in forward-looking statements include, among others, the following:

     1) Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect the Company, particularly, but not limited to, levels of trust fund income, interest expense and negative currency translation effects.
     2) The outcomes of pending lawsuits and proceedings against the Company involving alleged violations of securities laws, including the possibility of an adverse decision in these matters exceeding the Company's insurance coverage or if the insurance coverage is deemed not to apply to these matters or if an insurance carrier is unable to pay any covered amounts to the Company.
     3) The outcomes of pending lawsuits in Florida involving certain cemetery locations, including criminal charges or other civil claims being filed against the Company, its subsidiaries or its employees, including the possibility of an adverse decision in these matters exceeding the Company's insurance coverage or if the insurance coverage is deemed not to apply to these matters or if an insurance carrier is unable to pay any covered amounts to the Company.
     4) Amounts payable by the Company with respect to its outstanding legal matters may exceed reserves established by the Company.
     5) The Company's ability to successfully implement its strategic plan related to producing operating improvements, strong cash flows and further deleveraging as discussed herein and in the Company's Form 10-K for the year ended December 31, 2002.
     6) The Company's ability to successfully implement its plan to reduce costs and increase cash flows associated with significant changes being made to the Company's organization structure, process and quality of its sales efforts.
     7) Changes in consumer demand and/or pricing for the Company's products and services due to several factors, such as changes in local number of deaths, cremation rates, competitive pressures and local economic conditions.
     8) Changes in domestic and international political and/or regulatory environments in which the Company operates, including potential changes in tax, accounting and trusting policies.
     9) Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.
     10) The Company's ability to successfully complete its ongoing process improvement and system implementation projects, including the Company's replacement of its North America point-of-sale information technology systems.
     11) The Company's ability to successfully access surety and insurance markets at a reasonable cost.
     12) The Company's ability to successfully exploit its substantial purchasing power with certain of the Company's vendors.

    For further information on these and other risks and uncertainties, see the Company's Securities and Exchange Commission filings, including the Company's 2002 Annual Report on Form 10-K. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.

    Service Corporation International, headquartered in Houston, Texas, is the world's largest funeral and cemetery company. The Company has an extensive network of providers, including 2,236 funeral service locations, 429 cemeteries and 190 crematoria providing funeral and cemetery services in 8 countries as of September 30, 2003. For more information about Service Corporation International, please visit our website at www.sci-corp.com .

     For additional information contact:

     Investors:  Debbie Young - Director of Investor Relations
                 (713) 525-9088

     Media:      Terry Hemeyer - Managing Director / Corporate Communications
                 (713) 525-5497



                      SERVICE CORPORATION INTERNATIONAL
                     CONSOLIDATED STATEMENT OF OPERATIONS

    (In thousands,
     except per share
     amounts)
                           Three Months Ended         Nine Months Ended
                             September 30,              September 30,
                        -----------------------    -----------------------
                           2003         2002          2003         2002
                        ----------   ----------    ----------   ----------
    Revenues:
      Funeral             $422,715     $396,106    $1,289,569   $1,251,253
      Cemetery             148,385      164,540       447,866      494,082
                        ----------   ----------    ----------   ----------
                           571,100      560,646     1,737,435    1,745,335
    Gross profits:
      Funeral               53,608       55,406       208,433      221,953
      Cemetery              15,019       20,003        67,167       63,893
                        ----------   ----------    ----------   ----------
                            68,627       75,409       275,600      285,846
                        ----------   ----------    ----------   ----------
    General and
     administrative
     expenses              (52,771)     (22,492)     (110,450)     (57,815)
    Gains and impairment
     (losses) on
     dispositions, net      (1,423)         408         6,392     (190,213)
    Other operating
     expenses                  ---      (25,621)       (1,724)     (66,428)
                        ----------   ----------    ----------   ----------
      Operating income
       (loss)               14,433       27,704       169,818      (28,610)
                        ----------   ----------    ----------   ----------

    Interest expense       (34,998)     (38,221)     (108,515)    (123,013)
    Other income, net       11,236       17,103        17,646       23,303
                        ----------   ----------    ----------   ----------
      (Loss) income before
       income taxes and
       cumulative effect
       of accounting
       change               (9,329)       6,586        78,949     (128,320)
    (Benefit) provision
     for income taxes       (3,753)       2,525        27,877      (36,215)
                        ----------   ----------    ----------   ----------
      (Loss) income before
       cumulative effect
       of accounting
       change               (5,576)       4,061        51,072      (92,105)
      Cumulative effect of
       accounting change
       (net of income tax
       benefit of $11,234)     ---          ---           ---     (135,560)
                        ----------   ----------    ----------   ----------
        Net (loss) income  $(5,576)      $4,061       $51,072    $(227,665)
                        ==========   ==========    ==========   ==========
    Basic (loss) earnings
     per share:
      (Loss) income before
       cumulative effect of
       accounting
       change                $(.02)        $.01          $.17        $(.31)
      Cumulative effect of
       accounting change       ---          ---           ---         (.46)
                        ----------   ----------    ----------   ----------
        Net (loss) income    $(.02)        $.01          $.17        $(.77)
                        ==========   ==========    ==========   ==========
    Diluted (loss) earnings
     per share:
      (Loss) income before
       cumulative effect of
       accounting change     $(.02)        $.01          $.17        $(.31)
      Cumulative effect of
       accounting change       ---          ---           ---         (.46)
                        ----------   ----------    ----------   ----------
        Net (loss) income    $(.02)        $.01          $.17        $(.77)
                        ==========   ==========    ==========   ==========
    Basic weighted average
     number of shares      300,507      295,151       299,221      293,892
                        ==========   ==========    ==========   ==========
    Diluted weighted
     average number of
     shares                300,507      295,593       299,842      293,892
                        ==========   ==========    ==========   ==========


                      SERVICE CORPORATION INTERNATIONAL
                          CONSOLIDATED BALANCE SHEET

    (In thousands,
     except per share
     amounts)

                                           September 30,     December 31,
                                                2003             2002
                                           -------------     ------------
    Assets
    Current assets:
      Cash and cash equivalents                $163,920         $200,625
      Receivables, net of allowances            277,510          291,765
      Inventories                               131,882          135,529
      Other                                      53,493          126,980
                                           -------------     ------------
        Total current assets                    626,805          754,899
                                           -------------     ------------

    Prearranged funeral contracts             4,553,158        4,273,790
    Long-term receivables, net of allowances  1,081,599        1,156,458
    Cemetery property, at cost                1,527,926        1,567,584
    Property, plant and equipment, at cost
     (net)                                    1,214,898        1,188,340
    Deferred charges and other assets           633,814          598,536
    Goodwill                                  1,197,055        1,184,178
                                           -------------     ------------
                                            $10,835,255      $10,723,785
                                           =============     ============
    Liabilities and Stockholders' Equity
    Current liabilities:
      Accounts payable and accrued
       liabilities                             $370,139         $361,910
      Current maturities of long-term debt      131,971          100,330
      Income taxes                               17,393            2,043
                                           -------------     ------------
        Total current liabilities               519,503          464,283
                                           -------------     ------------

    Long-term debt                            1,585,127        1,884,508
    Deferred prearranged funeral contract
     revenues                                 4,947,406        4,659,994
    Deferred preneed cemetery contract
     revenues                                 1,630,301        1,672,661
    Deferred income taxes                       505,037          522,453
    Other liabilities                           216,995          216,115

    Commitments and Contingencies
    Stockholders' equity:
      Common stock, $1 per share par value,
       500,000,000 shares authorized,
       301,054,918 and 297,010,237, issued
       and outstanding (net of 2,469,445 and
       2,516,396 treasury shares, at par)       301,055          297,010
      Capital in excess of par value          2,270,051        2,259,936
      Accumulated deficit                      (994,957)      (1,046,029)
      Accumulated other comprehensive loss     (145,263)        (207,146)
                                           -------------     ------------
        Total stockholders' equity            1,430,886        1,303,771
                                           -------------     ------------
                                            $10,835,255      $10,723,785
                                           =============     ============


                      SERVICE CORPORATION INTERNATIONAL
                     CONSOLIDATED STATEMENT OF CASH FLOWS

    (In thousands)                                 Nine Months Ended
                                                     September 30,
                                               -------------------------
                                                 2003            2002
                                               ---------       ---------
    Cash flows from operating activities:
    Net income (loss)                           $51,072        $(227,665)
    Adjustments to reconcile net income (loss)
     to net cash provided by operating
     activities:
      Cumulative effect of accounting change,
       net of tax                                   ---          135,560
      Depreciation and amortization             126,632          136,966
      Provision (benefit) for deferred income
       taxes                                      7,956          (43,097)
      (Gains) and impairment losses on
       dispositions, net                         (6,392)         190,213
      Other operating expenses                    1,724           66,428
      Payments on restructuring and
       non-recurring charges                    (10,515)          (8,032)
      Gains on early extinguishments of debt     (2,078)          (4,133)
      Changes in assets and liabilities,
       net of effects from acquisitions
       and dispositions:
        Decrease in receivables                  53,195           23,334
        Decrease (increase) in other assets      30,753          (16,990)
        Increase (decrease) in payables and
         other liabilities                       44,791           (5,837)
        Other                                     5,161           (5,890)
      Net effect of prearranged funeral
       production and maturities                  1,289           11,356
                                               ---------       ---------
    Net cash provided by operating activities   303,588          252,213

    Cash flows from investing activities:
      Capital expenditures                      (80,237)         (62,064)
      Proceeds from divestitures and sales
       of property and equipment                 52,186           51,045
      Proceeds and distributions from joint
       ventures and equity investments,
       net of cash
        Retained                                 30,802          266,704
      Net (deposits) receipts of restricted
       funds                                    (56,230)           2,565
      Other                                         ---              848
                                               ---------       ---------
    Net cash (used in) provided by investing
     activities                                 (53,479)         259,098

    Cash flows from financing activities:
      Net decrease in borrowings under credit
       agreements                                   ---          (29,061)
      Payments of debt                          (86,604)         (70,712)
      Early extinguishments of debt            (194,019)        (273,638)
      Bank overdrafts and other                 (10,349)         (22,106)
                                               ---------       ---------
    Net cash used in financing activities      (290,972)        (395,517)
    Effect of foreign currency                    4,158           (4,041)
                                               ---------       ---------
    Net (decrease) increase in cash and cash
     equivalents                                (36,705)         111,753
    Cash and cash equivalents at beginning
     of period                                  200,625           29,292
                                               ---------       ---------
    Cash and cash equivalents at end of
     period                                    $163,920         $141,045
                                               =========       =========

SOURCE  Service Corporation International
    -0-                             11/05/2003
    /CONTACT: investors, Debbie Young, Director of Investor Relations, +1-713-525-9088, or media, Terry Hemeyer, Managing Director, Corporate Communications, +1-713-525-5497, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com /
    (SRV)

CO:  Service Corporation International
ST:  Texas
IN:
SU:  ERN CCA MAV